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                                                                     EXHIBIT 4.7

                               SECOND AMENDMENT TO
                         COMMON STOCK PURCHASE AGREEMENT
                  BY AND AMONG AFFINITY TECHNOLOGY GROUP, INC.
                             AND REDMOND FUND, INC.

         WHEREAS, Affinity Technology Group, Inc., a Delaware corporation (the "Company"), has entered into a Common Stock Purchase Agreement, dated as of June 2, 2000 (the "Agreement"), by and between it and Redmond Fund, Inc., a Nevada corporation (the "Purchaser"), under which the Purchaser has purchased shares of common stock of the Company and was granted warrants to purchase additional shares of common stock of the Company; and

         WHEREAS, the Agreement permits the Company to issue and sell to the Purchaser additional shares of the Company's common stock subject to the Purchaser's satisfactory completion of its due diligence investigation regarding the Company; and

         WHEREAS, the Agreement, as amended by a First Amendment effective as of September 1, 2000, provides that the Purchaser shall have until October 3, 2000 to complete its due diligence investigation of the Company; and

         WHEREAS, the parties now desire to amend the Agreement to extend the due diligence period until December 4, 2000;

         THEREFORE, Section 10.1 of the Agreement hereby is amended to extend the period during which the Purchaser shall have completed its due diligence investigation from October 3, 2000 until December 4, 2000.

         All other terms of the Agreement shall remain unchanged.

         Executed by the parties as of the 2nd day of October 2000.

                                    AFFINITY TECHNOLOGY GROUP, INC.
                                    A Delaware Corporation


                                    By:    /s/ Joseph A. Boyle
                                           -------------------------------------

                                    Title: President and Chief Executive Officer
                                           -------------------------------------


                                    REDMOND FUND, INC.
                                    A Nevada Corporation

                                    By:    /s/ Riley D. Evans
                                           -------------------------------------

                                    Title: Chief Executive Officer
                                           -------------------------------------